Exhibit 10.2

EXECUTION VERSION

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

Sponsored Research Agreement

This Sponsored Research Agreement (this “Agreement”), dated as of June 7, 2018 (the “Effective Date”), is made by and between the Broad Institute, Inc. (“Broad”), a non-profit Massachusetts corporation, with a principal office at 415 Main Street, Cambridge, MA 02142, and Editas Medicine, Inc. (“Company”), a Delaware corporation, with a principal office at 11 Hurley Street, Cambridge, Massachusetts 02141.  Each of Broad and Company may be referred to herein as a “Party” or together as the “Parties.”

RECITALS

WHEREAS, Broad conducts research in the field of genomic medicines for the prevention or treatment of human disease; and

WHEREAS, Company wishes to obtain an option to negotiate a license under certain intellectual property rights that may emerge from such research, pursuant to the terms of this Agreement.

NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.         DEFINITIONS

1.1.      Defined Terms. All terms set forth in the attached Schedule 1 (Defined Terms) shall have the meanings ascribed to them in Schedule 1 or in the Sections set forth opposite such terms in Schedule 1.

2.         RESEARCH

2.1.      Generally. Broad shall use Research Funding for the sole purpose of funding research useful or relevant to genome editing in the field of genomic medicines for the prevention or treatment of human disease pursuant to the terms of this Agreement (such research in the field of genomic medicines to the extent funded by Research Funding, the “Sponsored Research”).  Subject to the foregoing, Broad shall have sole discretion over the selection, planning and performance of the Sponsored Research, and over allocation of the Research Funding to the Sponsored Research; provided,  however that the Sponsored Research shall not include human germline modification, including intentionally modifying the DNA of human embryos or human reproductive cells.

2.2.      Periodic Reports.  If Broad conducts Sponsored Research during a [**], then, upon Company’s request, Broad and Company shall meet no more frequently than [**] within [**] days after the end of such [**], during normal business hours, either in person or by telephone, as reasonably requested by Company, to discuss the research within the Sponsored Research.  Broad shall present at such meeting a summary of the research (categorized by Broad by principal investigator and objective) and the results of such research since the prior such meeting.  If Broad conducts Sponsored Research during a [**], then Broad shall make each such principal investigator available to meet with Company, upon reasonable advance notice and during normal business hours, either in person or by telephone, as reasonably requested by Company, but no more frequently than [**], to discuss the research within the Sponsored Research conducted by or under the supervision of such principal investigator and such principal investigator’s assessment of the progress and objectives of his or her research.  If Broad conducts Sponsored Research during a [**], then, upon Company’s request, Broad shall provide Company, within [**]days after the end of such [**], with a written report identifying the research (by principal investigator and objective) within the Sponsored Research and summarizing the results of such research since the prior such [**] report or the Effective Date in the case of the first such [**] report.  All reports and other information provided by Broad to Company in accordance with this Section 2.2 shall be referred to herein as “Reports of Broad.”

2.3.      Disclosure of Inventions. During the Term, Broad shall disclose to Company in writing any patentable invention that is conceived and reduced to practice by Broad in the performance of the Sponsored Research reasonably promptly after the Office of Strategic Alliances and Partnering of Broad is informed of such patentable invention (each such patentable invention and any patent rights therein an “Invention,” and each such written disclosure a “Disclosure Notice”).

2.4.      Option to Negotiate a License Agreement.

2.4.1.   Exclusive Option. Broad grants to Company, on an Invention-by-Invention basis, an exclusive first option (the “Company License Option”) during the Option Period for such Invention to negotiate a license agreement (“Invention License Agreement”) to obtain a non-exclusive or exclusive license, as requested by Company and permitted in accordance with Broad’s institutional policies in effect at such time, under the intellectual property rights in each Invention that are Controlled by Broad (the “Optioned IP”), to research, develop, make, have made, use, sell, have sold, offer for sale, import and export products covered by such Inventions.  “Controlled” shall mean, as to any intellectual property right, the possession (whether by ownership or license, other than by a license granted pursuant to this Agreement, or by right under an inter-institutional agreement or other arrangement) by Broad of the ability to grant to Company access, ownership, a license or a sublicense as required herein to such intellectual property right, without (a) violating the terms of any agreement or other arrangement with any Third Party in existence as of the time Broad would be required hereunder to grant Company such access, ownership, license or sublicense, and (b) violating any law or regulation. If at the time of providing a Disclosure Notice, Broad does not have the right to license the interests of an academic institution that is not a Participating Institution (as defined below) in the applicable Optioned IP by virtue of a pre-existing agreement between Broad and such academic institution, then Broad shall make good faith efforts to secure an inter-institutional agreement with such academic institution within [**] days after the date of filing of the first patent application (provisional or utility) covering the applicable Invention pursuant to which Broad would acquire the exclusive right to license such interests in the Optioned IP (or the right to license such interests in the Optioned IP non-

exclusively if Company requests a non-exclusive license from Broad) on reasonable terms. Where the grant of access, ownership, a license or a sublicense would result in any payment or other obligations to a Third Party, “Controlled” requires a written undertaking of Company to take over any payments or other obligations resulting from Company’s use of the respective intellectual property right. “Third Party” shall mean any individual or entity other than the Parties and their Affiliates. For the avoidance of doubt, each Company License Option is a separate option; however, if Company exercises more than one Company License Option, Broad will consider reasonably a request by Company to group Inventions related by subject matter or field of use into a single Invention License Agreement to be negotiated and agreed by the Parties; provided that Broad’s consideration of such request will be determined by factors including but not limited to the economic terms related to a license under any Optioned IP.

2.4.2.   Option Exercise. With respect to each Company License Option, to exercise such Company License Option, Company shall give written notice (an “Option Notice”) of the exercise of such Company License Option within [**] calendar days following Company’s receipt of the applicable Disclosure Notice (such period as it may be extended in accordance with the terms of this Agreement, the “Option Period”).  In the event that Company exercises a Company License Option during the Option Period, then, subject to Section 2.4.3 (Participating Institution Approval), during the period beginning on the date of the Option Notice and ending on the date that is [**] calendar days thereafter (the “Negotiation Period”), the Parties shall negotiate in good faith an Invention License Agreement for fair market value on terms consistent with Broad’s standard agreements with industry licensees. If, no later than the end of [**] calendar days following Company’s receipt of the applicable Disclosure Notice, Company notifies Broad in writing that Company has a possible interest in exercising the Company License Option and agrees to pay the out-of-pocket costs of preparing a patent application covering the Invention that is the subject of such Disclosure Notice (such written notice, the “Extension Notice,” and such costs, the “Prosecution Costs”), the Option Period shall be extended so that it expires on the date that is [**] calendar days after the date of the first filing of the first patent application (provisional or utility) covering such Invention.  If after providing an Extension Notice, Company fails to pay any portion of the applicable Prosecution Costs within [**] calendar days after presentation of an invoice therefore (including reasonably detailed back-up for the charges shown thereon), then the applicable Option Period and applicable Company License Option shall terminate immediately upon written notice to Company by Broad.  Any such non-payment of Prosecution Costs in any calendar year shall be considered a material breach of this Agreement.  Company shall not have the right to prepare, file, prosecute or maintain any Optioned IP; provided,  however, that during an Option Period, Broad shall permit Company to review and comment on any draft patent application covering an Invention subject to the applicable Company License Option, on the express condition that Company will not propose any claim amendment or new claim that it believes, or has reason to believe, would result in the addition of new inventor(s) to the application in question. Broad will consider reasonably a request by Company to group Inventions related by subject matter or field of use into a single patent application;

provided,  however, that the decision on the content of any patent application shall remain solely Broad’s.  All information provided by Broad regarding a patent application in accordance with the terms of this Section 2.4.2 (Option Exercise) shall be referred to herein as “Application Information.”

2.4.3.   Participating Institution Approval. If, pursuant to that certain Operating Agreement by and among the Massachusetts Institute of Technology, President and Fellows of Harvard College, the Eli and Edythe Broad Foundation and Broad, dated as of July 1, 2009 (the “Operating Agreement”), the approval of a Third Party subject to the Operating Agreement (a “Participating Institution”) is required before the execution of a given Invention License Agreement for which Company has exercised the Company License Option, Broad shall request such approval in accordance with the Operating Agreement.

2.4.4.   Retained Rights and Third Party Rights. Each Company License Option and any subsequent Invention License Agreement shall be subject to (a) Broad’s right, retained on behalf of itself and all other non-profit institutions and government agencies, to make, use, perform and practice the subject matter described or claimed in any patent rights under the applicable Inventions for non-commercial research, teaching and educational purposes, including within the field of the Invention License Agreement; provided,  however, that sponsored research funded by a commercial entity shall be considered non-commercial research for purposes of this Section 2.4.4 (Retained Rights and Third Party Rights); and (b) the applicable rights and requirements of the United States government, and obligations of Broad, as set forth in 35 U.S.C. §§ 200-212 and the regulations promulgated thereunder, as amended, or any successor statutes or regulations, and, to the extent applicable, the requirement that any product under an Invention License Agreement used or sold in the United States be manufactured substantially in the United States (see 35 U.S.C. §202 et seq. and regulations pertaining thereto).

2.4.5.   Termination of Option. If Company fails to exercise a Company License Option during the Option Period for such Company License Option or, having exercised the Company License Option, the Parties do not execute an Invention License Agreement within the Negotiation Period, then (a) such Company License Option shall be deemed to have expired with respect to the applicable Invention, and (b) Broad shall have no further obligations to Company with respect to such Invention and may develop and commercialize such Invention itself or with or through Third Parties without restriction.

2.5.      Intellectual Property Rights. Nothing in this Agreement shall be construed to confer any rights upon Company by implication, estoppel, or otherwise as to any intellectual property rights of Broad or any other entity, with the exception of those rights expressly granted to Company in this Agreement.  Company shall not, either itself or with or through any Third Party, practice any Inventions except to the extent permitted under an Invention License Agreement executed by the Parties.

3.         PAYMENTS

3.1.      Payment for Sponsored Research. In consideration for the option granted by Broad to Company under this Agreement, Company shall pay to Broad the Research Payments set forth in Schedule 2 (Research Funding Payments) (the “Research Funding”) in the manner set forth in this Section 3 (Payments).

3.2.      Notice. Company shall notify Broad of any payment due to Broad under Section 3.3 (Achievement of Value Triggers) no later than [**] days after the applicable Trigger Date.  Such notice shall include the date of such Trigger Date and a determination of the Average Market Capitalization as of such Trigger Date. In addition, Company shall notify Broad in writing of a Company Sale prior to the Company Sale Date. Such notice shall include a determination of the value of the payment due to Broad under Section 3.4 (Payment in the Event of a Company Sale).

3.3.      Achievement of Value Triggers. No later than [**] days following a Trigger Date, Company shall pay to Broad the payment indicated in the column labeled “Research Payment” in Schedule 2 (Research Funding Payments) (each such payment a “Research Payment”) opposite the Trigger Date Value Trigger associated with such Trigger Date. Each Research Payment shall become due and payable under this Agreement, if at all, a maximum of one (1) time, and all Research Payments are nonrefundable and non-creditable. For the avoidance of doubt, more than one Research Payment may become due and payable based on the Average Market Capitalization determined on any single Trigger Date. By way of example under the immediately preceding sentence, if the Average Market Capitalization on the first Trigger Date is $[**], then Company shall pay to Broad aggregate Research Payments equal to $[**].  Notwithstanding anything to the contrary in this Agreement, except with respect to the first two Research Payments under this Agreement, Company shall not be required to pay to Broad any Research Payment that is otherwise due and payable if Company represents and warrants to Broad in writing promptly following the applicable Trigger Date that as of such Trigger Date none of Company, its Affiliates or its sublicensees are researching, developing or commercializing any Applicable Product, provided that if any of Company, its Affiliates or its sublicensees subsequently resumes the research, development or commercialization of an Applicable Product following such Trigger Date and prior to the [**] anniversary of the Effective Date, then Company shall provide to Broad a written notice of such resumption and shall pay the applicable Research Payment(s) to Broad no later than [**] days following the date of such resumption.

3.4.      Payment in the Event of a Company Sale. If Company undergoes a Company Sale prior to the [**] anniversary of the Effective Date, then (a) Broad shall receive the applicable Company Sale Research Payment no later [**] and (b) no further Research Payment shall become due and payable under this Agreement. With respect to any (i) Company Sale or (ii) Asset Sale to an Affiliate of Company, Company shall cause the acquirer, successor, assignee or licensee of Company or of Company’s assets, as applicable, to assume Company’s obligations hereunder.

3.5.      Manner and Timing of Payment of Research Payments. Subject to Section 3.5.1 (Payment in Public Securities), any Research Payment provided herein that is payable with respect to a Trigger Date and that is not paid in connection with a Company Sale pursuant to Section 3.4 (Payment in the Event of a Company Sale), shall be paid by Company in cash or by issuance of a Promissory Note in the aggregate principal amount of such Research Payment, which Promissory Note shall be issued to Broad (or its designee(s) in accordance with Section 3.6.1 (Designation of Recipient of Notes)) no later than [**] days after the applicable Trigger Date.

3.5.1.   Payment in Public Securities. In the event that Company is able under applicable securities laws and pursuant to a then-effective Form S-1 or Form S-3 registration statement to issue shares of Common Stock that are Public Securities and registered under the Securities Act at issuance in full or partial satisfaction of a Research Payment, Company may, upon notice to Broad, issue such shares of Common Stock that are Public Securities and registered under the Securities Act at issuance no later than [**] days after the applicable Trigger Date to satisfy the obligation to pay such Research Payment (or any portion thereof) in lieu of the issuance of a Promissory Note. If Company does not pay the entire Research Payment with the issuance of such shares of Common Stock in accordance with this Section 3.5.1 (Payment in Public Securities), it shall issue a Promissory Note for the value of such Research Payment minus the value of the shares of Common Stock issued pursuant to this Section 3.5.1 (Payment in Public Securities) in partial satisfaction of such Research Payment. The dollar value of any shares of Common Stock issued pursuant to this Section 3.5.1 (Payment in Public Securities) shall equal the product of (x) the number of shares of Common Stock issued multiplied by (y) the FMV of Common Stock on the day immediately prior to the date of issuance of such shares of Common Stock.

3.5.2.   Payments in Cash. Notwithstanding the foregoing, any Research Payment that is payable pursuant to Section 3.4 (Payment in the Event of a Company Sale) must be paid solely in cash.

3.5.3.   Initial Research Payments. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and stipulate that (i)  the Effective Date is deemed to be the Trigger Date with respect to the first two (2) Value Triggers of  $[**] (the “Initial Trigger Date”),  (ii) the Company shall issue a Promissory Note to Broad as payment for each such Research Payment (the “Initial Notes”) and (iii) the Company is not required to give the notice contemplated by Section 3.2 of this Agreement to Broad in connection with the achievement of the first two Value Triggers. The Promissory Note issued with respect to the $[**] Value Trigger will reflect the maturity and interest terms set forth in Section 3.6.2 (Installments; Interest; Prepayment; Transfer). Notwithstanding anything to the contrary in this Agreement, the Promissory Note issued with respect to the $[**] Value Trigger will have a Maturity Date that is three hundred (300) days following the Effective Date and will accrue interest beginning on the date that is one hundred and fifty-one (151) days following the Effective Date.

3.6.      Issuance and Payment of Notes.

3.6.1.   Designation of Recipient of Notes. Company shall issue all Promissory Notes issuable to Broad in accordance with Section 3.5 (and any Note Shares issuable in payment thereof in accordance with Section 3.6.3 (Payment of Note with Shares)) to Broad in the names of Broad or its designees upon instruction by Broad and in accordance with such instructions. Except for the Initial Trigger Date, the instructions contemplated by the foregoing sentence must be provided to Company by Broad within [**] days after the applicable Trigger Date. In the event such instructions are not received by [**] days after the applicable Trigger Date, Company shall issue the Promissory Notes (and any Note Shares issuable in payment thereof in accordance with Section 3.6.3 (Payment of Note with Shares)) to Broad. Broad and any designee of Broad pursuant to this Section 3.6.1 (Designation of Recipient of Notes) that receives a Promissory Note are individually referred to as a “Noteholder” and collectively as the “Noteholders.”

3.6.2.   Installments; Interest; Prepayment; Transfer.

3.6.2.1.   Installments. Subject to Section 3.5.3 (Initial Research Payments), Company shall pay the principal and any accrued interest under any Promissory Note in one or more installments (each an “Installment”) over the period beginning on the Issuance Date of such Promissory Note and ending one hundred and fifty (150) days following such Issuance Date (each such end date, the “Maturity Date” for such Promissory Note).

3.6.2.2.   Interest; Prepayment; Transfer. Subject to Section 3.5.3 (Initial Research Payments), the principal amount under each Promissory Note shall accrue interest from the Issuance Date of such Promissory Note at the rate of four and eight-tenths percent (4.8%). Company may prepay any Promissory Note at any time, upon at least [**] business days’ prior notice to the Noteholder of such Promissory Note, by paying to such Noteholder an amount in cash equal to any principal and accrued interest remaining unpaid under such Promissory Note, with interest calculated to the business day immediately prior to such payment.  Promissory Notes are not transferable.  Interest on the Promissory Notes shall be computed on the basis of a year of 365 days for the actual number of days elapsed.

3.6.3.   Payment of Note with Shares. Company may elect to pay all or a portion of any outstanding Promissory Note by conversion of principal and accrued interest thereunder to shares of Common Stock that are Public Securities (“Note Shares”) in accordance with this Section 3.6.3 (Payment of Note with Shares), provided that such Note Shares are covered by an effective Resale Registration Statement. Except for any settlement of the Initial Notes in Note Shares within [**] days of the Effective Date, the Company shall notify the Noteholder of its election with regard to the payment of a Promissory Note with Note Shares at least [**] business days prior to the issuance of any such Note Shares.  For purposes of this Section 3.6.3 (Payment of Note with Shares), Broad and Company agree that the days between December 24th of a given year and January 1st of the following year, inclusive, are not considered business days. If Company elects to pay all or a portion of any Promissory Note by issuing Note Shares, then Company shall issue a number of Note Shares equal to the quotient determined by dividing a dollar value equal to all or a portion of the outstanding principal plus accrued interest on such Promissory Note by the FMV of Common Stock on the day immediately prior to the date of the issuance of such Note Shares. Following such payment, Company shall promptly notify the Noteholder of the applicable Promissory Note of the number and dollar value of the Note Shares that are covered by such Resale Registration Statement that shall be considered payment of the applicable Promissory Note and that shall be considered payment of interest accrued on the principal amount of such Promissory Note, and the principal amount of such Promissory Note remaining unpaid and the unpaid accrued interest on such Promissory Note. All expenses related to the registration, qualification or compliance with registration of the Note Shares shall be borne by Company.

3.6.4.   Calculation of Unpaid Payments. The principal amount and accrued interest of the applicable Promissory Note remaining unpaid by Company immediately after the Noteholders’ receipt of any given Note Shares pursuant to Section 3.6.3 (Payment of Note with Shares) shall equal the original principal amount and accrued interest of the Promissory Note remaining unpaid by Company with respect to such Promissory Note immediately prior to the date of receipt of such Note Shares less the product of (a) the number of such Note Shares received by Noteholders that Company has notified the Noteholder of such Promissory Note shall be considered payment of the principal or accrued interest, as applicable, on such Promissory Note times (b) the FMV of Common Stock on the day immediately prior to the date of receipt of such Note Shares.  For purposes of calculating interest on the principal amount of the Promissory Note remaining unpaid, each payment of a portion of the principal amount of such Promissory Note shall be deemed to have occurred on the Trading Day immediately prior to the date of receipt by Noteholders of Note Shares that Company has notified the Noteholder are considered payment of the principal amount of such Promissory Note. If any principal amount of any Promissory Note or accrued interest remains unpaid under a Promissory Note on the applicable Maturity Date of such Promissory Note as determined under Section 3.6.2 (Installments; Interest; Prepayment; Transfer), then Company shall pay all such remaining principal and accrued interest within [**] business days after such Maturity Date by paying cash to the Noteholder of such Promissory Note in an amount equal to such unpaid amounts, with interest calculated to such Maturity Date.

3.6.5.   Payment of Note with Cash. Notwithstanding anything to the contrary herein, despite any election by Company to pay a Promissory Note in Note Shares, Company may substitute cash in lieu of Note Shares at any time prior to issuance of such Note Shares to the Noteholders hereunder. Further notwithstanding anything to the contrary herein, if Company undergoes a Company Sale or a Change of Control that is not a Company Sale, then Company (a) shall not issue any Promissory Note following the date of such Company Sale or Change of Control, (b) shall pay all payments that are due and payable under Section 3.3 (Achievement of Value Triggers), but with respect to which Company has not issued a Promissory Note as of the date of such Company Sale or Change of Control, in cash and (c) shall pay the remaining principal and accrued interest (which interest shall accrue until the date of payment under this clause (c)) under all existing Promissory Notes in cash within [**] days following the date of such Company Sale or Change of Control.

3.6.6.   Resale Registration Statement. Any Resale Registration Statement shall include a “final” prospectus, including the information required by Item 507 of Regulation S-K of the Securities Act, as provided by the Noteholders of the Promissory Notes covered by such Resale Registration Statement.  Notwithstanding the foregoing, before filing the Resale Registration Statement, Company shall furnish to the Noteholders of Promissory Notes covered by such Resale Registration Statement a copy of the Resale Registration Statement and afford the Noteholders of the Promissory Notes a reasonable opportunity to review and comment on the Resale Registration Statement.  The Noteholders shall furnish to the Company such information regarding themselves as Company may reasonably request and as shall be reasonably required in connection with any Resale Registration Statement referred to in this Agreement. The Noteholders agree to, as promptly as practicable (and in any event prior to any sales made pursuant to a prospectus), furnish to Company all information required to be disclosed in order to make the information previously furnished to Company by the Noteholders not misleading. Prior to the Effective Date, Broad shall have provided to Company evidence, in form and substance satisfactory to Company, that Broad’s designees, if any, have consented to (i) receive a Promissory Note, (ii) deliver a certificate as required by Section 3.6.8 (Representations and Warranties by Broad), (iii) provide all requisite information in a timely fashion with respect to the Resale Registration Statement and (iv) be named as selling stockholders in the Resale Registration Statement, including having the amount of Promissory Notes and Note Shares held by each such Noteholder disclosed in the prospectus or a prospectus supplement under the Resale Registration Statement.

3.6.7.   Representations and Warranties by Company. Company hereby represents and warrants to Broad that any Note Shares, when issued pursuant to the terms hereof and of the Promissory Notes, shall, upon such issuance, be duly authorized, validly issued, fully paid and nonassessable, and be Public Securities.

3.6.8.   Representations and Warranties by Broad. Broad hereby represents and warrants to Company that as of the Effective Date and as of any Issuance Date:

(a)        Broad is acquiring the Promissory Notes for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof;

(b)        Broad acknowledges that the Promissory Notes and any Note Shares are not, and shall not be, registered under the Securities Act (provided that the resale of any such Note Shares shall be registered upon their issuance pursuant to a Resale Registration

Statement that will be effective upon their issuance), or any state securities laws, and that the Promissory Notes may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable; and

(c)        Broad has had an opportunity to discuss Company’s business, management, financial affairs and the terms and conditions of the offering of the Promissory Notes and any Note Shares with Company’s management and has had an opportunity to review Company’s facilities.

(d)        Broad has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Company.  Broad acknowledges receipt of copies of Company’s filings pursuant to the Exchange Act.

(e)        Broad represents that it is an accredited investor (as that term is defined in Rule 501 of Regulation D under the Securities Act).

In the case of any issuance of Promissory Notes and any Note Shares to any designee of Broad, Company’s obligation to issue such Promissory Notes and any Note Shares shall be conditioned on a receipt of a letter from such Person making the foregoing representations and warranties (with such Person’s name substituted for Broad therein) as of the date of issuance of such Promissory Note, and, for clarity, notwithstanding anything to the contrary herein, Company shall have no obligation to issue any Promissory Notes or any Note Shares to any designee of Broad unless and until receipt of such letter from such applicable Person.

3.6.9.   Legends. If Company issues any Note Shares, the certificate(s) (or DTC account(s), if applicable) representing such Note Shares will contain the following legend until such time as such Note Shares are registered by Company under the Securities Act:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required.”

3.6.10. Removal of Legend. The legend set forth in Section 3.6.9 (Legends) shall be removed and the Company shall issue a certificate or book-entry statement without such legend or any other legend to the holder of the applicable Note Shares upon which it is stamped or issue to such Noteholder by electronic delivery at the applicable balance account at the DTC, if (a) such Note Shares are registered for resale under the Securities Act, (b) such Note Shares are sold pursuant to Rule 144 under the Securities Act (“Rule 144”) (if the transferor is not an Affiliate of the Company), or (c) such Note Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such securities and without volume or manner-of-sale restrictions.  Following the earlier of (i) the receipt of a certificate in the form attached hereto as Exhibit 3.6.10 from a Noteholder in connection with the resale of Note Shares pursuant to the effective Registration Statement or (ii) Rule 144 becoming available for the resale of Note Shares, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such securities and without volume or manner-of-sale restrictions, the Company shall cause its counsel to issue to the Company’s transfer agent (the “Transfer Agent”) the legal opinion referred to in the legend set forth in Section 3.6.9 (Legends). Any fees associated with the issuance of such opinion or the removal of such legend shall be borne by the Company. Following such time as a legend is no longer required for certain Note Shares, the Company will no later than [**] Trading Days following the delivery by a Noteholder to the Transfer Agent (with notice to the Company) of (i) a legended certificate representing Note Shares (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer) or (ii) other applicable evidence of ownership (together with such documentation reasonably required by the Transfer Agent), deliver or cause to be delivered to such Noteholder a certificate or book-entry statement representing such Note Shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in Section 3.6 (Issuance and Payment of Notes).  For the avoidance doubt, in the event that Note Shares are issued to a Noteholder who desires to dispose of such Notes Shares in a transaction other than a transaction described in clauses (a) or (b) of this Section 3.6.10 (Removal of Legend), such Notes Shares may be transferred but shall retain the legend set forth in Section 3.6.9 (Legends).

3.6.11. If the Company shall fail to issue to a Noteholder unlegended certificates or book-entry statements within [**] Trading Days of receipt of all documents necessary for the removal of the legend set forth above (the “Deadline Date”), then, in addition to all other remedies available to such Noteholder, if on or after the Trading Day immediately following the Deadline Date, such Noteholder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Noteholder of shares of Common Stock that such Noteholder anticipated receiving from the Company without any restrictive legend (a “Buy-In”), then the Company shall, within [**] after such Noteholder’s request and in such Noteholder’s sole discretion, either (i) pay cash to the Noteholder in an amount equal to such Noteholder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate or book-entry statement (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to such Noteholder a certificate(s) or book-entry statement representing such shares of Common Stock and pay cash to the Noteholder in an amount equal to the excess (if any) of the Buy-In Price over the product of (x) such number of shares of Common Stock, times (y) the volume weighted average price of the Common Stock on the Deadline Date.

3.6.12. Limit on Issuance of Common Stock. In no event shall Company issue to the Noteholders shares of Common Stock (i) if and to the extent that such issuance would result in a change of control (within the meaning of NASDAQ Listing Rule

5635(b) as amended from time to time), or (ii) if and to the extent such issuance would result in the issuance of more than 19.9% of the Common Stock, for the purposes of the NASDAQ Listing Rule 5635(d)(1), as amended from time to time.

3.7.      Cash Payment Instructions.  All cash payments to Broad under this Agreement shall be made by Company by wire transfer to the following bank account of Broad, or such other bank account as notified by Broad to Company from time to time:

Bank Name:                        [**]
Account Name:                   The Broad Institute Inc.
                                            [**]
Account Number:               [**]
Wire ABA:                         [**]
ACH ABA:                         [**]
SWIFT Code:                     [**]

Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.

3.8.      Payments in U.S. Dollars.  All cash payments due under this Agreement shall be payable in United States dollars in immediately available funds.

3.9.      Late Payments. Any payments by Company other than payments in the form of Promissory Notes (which are governed by Section 3.6 (Issuance and Payment of Notes)) that are not paid on or before the date such payments are due under this Agreement shall bear interest at the lower of (a) [**] percent ([**]%) per month and (b) the maximum rate allowed by law.  Interest shall accrue beginning on the first day following the due date for payment and shall be compounded [**].  Payment of such interest by Company shall not limit, in any way, Broad’s right to exercise any other remedies Broad may have as a consequence of the lateness of any payment.

3.10.    Withholding and Similar Taxes. All amounts to be paid to Broad pursuant to this Agreement shall be without deduction of exchange, collection, or other charges, and specifically, without deduction of withholding or similar taxes imposed on Company or other government imposed fees or taxes imposed on Company.

3.11.    Non-Circumvention. Company shall not undertake any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action for the purpose of avoiding the observance or performance of its obligations under this Agreement. Broad shall not undertake any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action for the purpose of avoiding the observance or performance of its obligations under this Agreement.

4.         CONFIDENTIALITY

4.1.      Use and Disclosure of Confidential Information.   During the Term and for [**] years thereafter, Company shall not (A) disclose any (i) Invention or Disclosure Notice or the information disclosed therein, (ii) information about or agreement generated during the negotiation of any Invention License Agreement or (iii) Application Information or Reports

of Broad or information contained therein ((i), (ii) and (iii) collectively, “Confidential Information of Broad”) or (B) use any Confidential Information of Broad, except as necessary to exercise its rights and perform its obligations with respect to the exercise of a Company License Option and the negotiation of an Invention License Agreement, subject, in each case (A) and (B), to any right of Company to use or disclose such Invention (and information related thereto) and related Application Information and Reports of Broad under the terms of an executed Invention License Agreement for such Invention.  During the Term and for [**] years thereafter, Broad shall not (I) disclose any (a) Option Notice or Extension Notice or the information disclosed therein or any (b) information about or agreement generated during the negotiation of any Invention License Agreement ((a) and (b) collectively, “Confidential Information of Company”) or (II) use any Confidential Information of Company, except as necessary to exercise its rights and perform its obligations with respect to the exercise of a Company License Option and the negotiation of an Invention License Agreement, subject, in each case (I) and (II), to any right of Broad to use or disclose the terms of an executed Invention License Agreement in accordance with the provisions thereof.  For purposes of this Agreement, Confidential Information of Broad and Confidential Information of Company are referred to as “Confidential Information” of a Party. Each Party has the right to disclose Confidential Information of the other Party without such other Party’s prior written consent, to the extent and only to the extent reasonably necessary, to its directors, officers, employees, consultants and agents (collectively, “Representatives”) who have a need to know such Confidential Information in order to exercise such Party’s rights and perform its obligations with respect to the exercise of a Company License Option or to the negotiation of any Invention License Agreement and who are advised of such Party’s obligation of confidentiality and non-use hereunder.  A Party shall be responsible for the compliance of its Representatives with such Party’s obligations of confidentiality and non-use hereunder.  Notwithstanding any other provisions herein, Confidential Information of a Party does not include information which (1) was known to the receiving Party prior to the time of disclosure; (2) is at the time of disclosure hereunder, or later becomes, public knowledge through no fault or omission of the receiving Party; (3) is obtained by the receiving Party from a Third Party that, to the knowledge of the receiving Party at the time of obtaining the Confidential Information, does not have an obligation of confidentiality to the disclosing Party; or (4) has been independently developed by employees, subcontractors, consultants or agents of the receiving Party without the aid, application or use of such information, as evidenced by contemporaneous written records.

4.2.      Permitted Disclosures.  A receiving Party may disclose Confidential Information of the disclosing Party in order to comply with (i) applicable law, (ii) a legal or administrative proceeding in connection with the receiving Party’s rights and obligations pursuant to this Agreement or (iii) the filing requirements of the Securities and Exchange Commission or a foreign equivalent, any stock exchange or market, or any regulatory authority, which requirements may include the public disclosure or filing of this Agreement as a “material agreement” in accordance with applicable law or applicable stock exchange regulations; provided,  however, that, to the extent permitted under applicable law, in such case the receiving Party shall (a) notify the disclosing Party of the receiving Party’s intent to make any such disclosure sufficiently prior to making such disclosure so as to allow the disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the Confidential Information of the disclosing Party to be disclosed;

(b) cooperate with the disclosing Party to take legally available steps to limit such disclosure; (c) disclose only those portions of Confidential Information of the disclosing Party that the receiving Party is, in the opinion of its counsel, legally obligated to disclose; and (d) seek confidential treatment for all Confidential Information of the disclosing Party so disclosed.

4.3.      Terms of the Agreement. The Parties agree that the terms of this Agreement shall be treated by each Party as the Confidential Information of the other Party in the same manner as a Party shall treat other Confidential Information of the other Party under this Section 4 (Confidentiality).  Except as required by applicable law, each Party agrees not to issue any press release or public statement disclosing information relating to this Agreement or the terms hereof without the prior written consent of the other Party.  Notwithstanding any other provisions of this Agreement: (a) the Parties may provide information about this Agreement and amounts paid as part of routinely prepared summary documents; (b) the Parties may make factual statements regarding the existence, nature, type and extent of this Agreement; and (c) Broad may report consideration to inventors or others to whom royalties are payable and to the government as necessary or required.

4.4.      Publication. Company acknowledges that the basic objective of the Sponsored Research is the generation of new knowledge and its expeditious dissemination. To further that objective, Broad retains the right, at its discretion, to demonstrate, publish or publicize the results of the Sponsored Research or any Inventions; provided,  however, that if Company has provided an Option Notice with respect to an Invention, then prior to making any publication, Broad shall, with respect to any manuscript that has not been submitted or otherwise committed for publication before Company provides such Option Notice, provide a copy of the manuscript to Company at least [**] days prior to publication of the manuscript for publication review, in order to permit Company to identify any disclosure of patentable information that should be protected by the filing of a patent application before publication or disclosure of such manuscript, to the extent such patent application would be subject to the applicable Company License Option. If necessary to permit the preparation and filing of a United States patent application, an additional [**] day review period shall be granted.  The total review period under this Section 4.4 (Publication) shall not exceed [**] days, unless the Parties mutually agree in writing to extend this review period.

5.         WARRANTIES; LIMITATION OF LIABILITY; REMEDY

5.1.      Mutual Representations. Each Party hereby represents to its knowledge to the other Party, as of the Effective Date, as follows: (a) such Party is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated; (b) such Party (i) has the corporate power and authority and legal right to enter into this Agreement and to perform its obligations hereunder, and (ii) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (c) this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal and valid obligation binding upon such Party and enforceable against it in accordance with its terms.

5.2.      Disclaimer. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY NOR ANY PARTICIPATING INSTITUTION MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING ITS ACTIVITIES UNDER THIS AGREEMENT OR ANY SPONSORED RESEARCH AND EACH PARTY HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF ITSELF OR THIRD PARTIES, VALIDITY, ENFORCEABILITY AND SCOPE OF PATENT RIGHTS, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.  Specifically, and without limiting the foregoing, (i) the Parties acknowledge and agree that no outcome or success is or can be assured with respect to the Sponsored Research and (ii) except as specifically set forth in this Agreement, no Party and no Participating Institution makes any warranty or representation: (a) regarding the validity, scope or results of any Sponsored Research or any intellectual property rights opted or granted hereunder; and (b) that the exploitation of any intellectual property developed hereunder shall not infringe any patents or other intellectual property rights of a Third Party.

5.3.      Limitation of Liability. EXCEPT WITH RESPECT TO A PARTY’S OBLIGATIONS UNDER SECTION 4 (CONFIDENTIALITY), NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY NOR ANY PARTICIPATING INSTITUTION, NOR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS, SHALL BE LIABLE TO THE OTHER PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT FOR ANY INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING INCIDENTAL, ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, EVEN IF SUCH PARTY OR PARTICIPATING INSTITUTION HAS BEEN INFORMED, SHOULD HAVE KNOWN OR IN FACT KNEW OF THE POSSIBILITY OF SUCH DAMAGES.

5.3.1.   Monetary Limitation for Broad. THE MAXIMUM AGGREGATE LIABILITY OF BROAD AND THE PARTICIPATING INSTITUTIONS TO COMPANY FOR CLAIMS ARISING FROM OR RELATING TO THIS AGREEMENT SHALL NOT EXCEED THE GREATER OF FIVE MILLION U.S. DOLLARS (US $5,000,000) OR THE UNEXPENDED RESEARCH FUNDING (LESS AMOUNTS NECESSARY FOR BROAD TO PAY NON-CANCELLABLE COMMITMENTS) HELD BY BROAD AT THE TIME A CLAIM BY COMPANY IS FIRST BROUGHT IN A LEGAL ACTION.  The foregoing limitation applies regardless of whether the claim is brought under contract, tort, warranty or otherwise.

5.3.2.   Monetary Limitation for Company. EXCEPT WITH RESPECT TO ANY PAYMENTS THAT COMPANY MAY OWE UNDER THE TERMS OF THIS AGREEMENT, THE MAXIMUM AGGREGATE LIABILITY OF COMPANY AND ITS AFFILIATES TO BROAD FOR CLAIMS ARISING FROM OR RELATING TO THIS AGREEMENT SHALL NOT EXCEED FIVE MILLION

U.S. DOLLARS (US $5,000,000).  The foregoing limitation applies regardless of whether the claim is brought under contract, tort, warranty or otherwise.

5.4.      Remedy for Breach. Neither Party shall have the right to terminate this Agreement as a result of any breach by the other Party of this Agreement. Without limiting the foregoing, in the event of any breach by a Party of this Agreement, the non-breaching Party shall have recourse to any remedy other than termination available at law or in equity, including an action for specific performance of this Agreement, subject to the terms of this Agreement, including without limitation Section 5.3.1 (Monetary Limitation for Broad) and Section 5.3.2 (Monetary Limitation for Company).

5.5.      Remedy for Material Breach by Broad. Notwithstanding the foregoing Section 5.4 (Remedy for Breach), in the event of a material breach of this Agreement by Broad, if Broad fails to cure such material breach within [**] days after the date of receipt of a written notice thereof from Company, then:

5.5.1.   Company may credit an amount equal to the amount of Research Funding expended by Broad on the research program associated with such material breach (the “Creditable Amount”) against a future Research Payment payable by Company, which Creditable Amount Broad shall determine and report to Company in writing within [**] days after having failed to cure such material breach; and

5.5.2.   Company shall have recourse to any remedy, other than termination, available at law or in equity with respect to such material breach, including an action for specific performance of this Agreement, subject to the terms of this Agreement and provided that any damages payable by Broad to Company in connection with such material breach shall (i) be reduced by any Creditable Amount for such material breach already credited against a future Research Payment pursuant to Section 5.5.1 and (ii) reduce any Creditable Amount for material breach not yet credited against a future Research Payment pursuant to Section 5.5.1.

The Parties acknowledge that (A) any breach of failure to give notice under the Agreement can be cured by notice given and (B) the cure period shall be tolled pending resolution of any bona fide dispute between the Parties as to whether any such material breach has occurred.

6.         TERM AND TERMINATION

6.1.      Term. This Agreement shall commence as of the Effective Date and, unless earlier terminated in accordance with the terms hereof, or terminated or extended by mutual written consent of the Parties, shall continue until Company’s receipt of a written notice from Broad informing Company of the later of (i) the expenditure of all Research Payments set forth in Schedule 2 (Research Funding Payments) by Broad and (ii) the expiry of (1) the last Negotiation Period, if Company exercises the last Company License Option or (2) the last Option Period, if Company does not exercise such Company License Option (the “Term”).

6.2.      Termination for Bankruptcy. Either Party may, but is not required to, terminate this Agreement if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors.

6.3.      Accruing Obligations. The termination or expiration of this Agreement shall not relieve Company of the obligation to pay any amounts accruing under this Agreement up to the date of termination or expiration.

6.4.      Survival. The following provisions shall survive the termination of this Agreement: Section 4 (Confidentiality), Section 5 (Warranties; Limitation of Liability; Remedy), Section 6.3 (Accruing Obligations), Section 6.4 (Survival) and Section 7 (Miscellaneous).

7.         MISCELLANEOUS

7.1.      Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by expedited delivery or certified mail, return receipt requested, to the following addresses, unless the Parties are subsequently notified of any change of address in accordance with this Section 7.1 (Notices):

If to Broad:	The Broad Institute, Inc. Attn: Issi Rozen Chief Business Officer 415 Main Street Cambridge, MA 02142

If to Company:	Editas Medicine, Inc. Attention: Chief Executive Officer 11 Hurley Street Cambridge, MA 02141

With a copy to:

Editas Medicine, Inc. Attention: Legal Affairs 11 Hurley Street Cambridge, MA 02141

Any notice shall be deemed to have been received as follows: (a) by personal delivery or expedited delivery, upon receipt; or (b) by certified mail, as evidenced by the return receipt.

7.2.      Non-Use of Name. Except as provided below, Company shall not, and shall ensure that its Affiliates shall not, use or register the name “The Broad Institute, Inc.,” “President and Fellows of Harvard College,” “Massachusetts Institute of Technology,” or any variation, adaptation, or abbreviation thereof (alone or as part of another name) or any logos, seals, insignia or other words, names, symbols or devices that identify Broad or any Participating Institution, or any school, unit, division or Affiliate of Broad or any Participating Institution (“Institution Names”) for any purpose except with the prior written approval of, and in accordance with restrictions required by, Broad or the applicable Participating Institution, as applicable. Without limiting the foregoing, Company shall, and shall ensure that its Affiliates shall, cease all use of Institution Names as permitted under or in connection with this Agreement on the termination or expiration of this Agreement except as otherwise approved in writing by Broad or the applicable Participating Institution, as applicable.  This restriction shall not apply to any information required by law to be disclosed to any governmental entity.

7.3.      Dispute Resolution. The Parties agree that, in the event of any dispute arising out of or relating to this Agreement (a “Dispute”), either Party by written notice to the other Party may have such issue referred for resolution to the Chief Executive Officer of Company and the Chief Operating Officer of Broad (collectively, the “Executive Officers”).  The Executive Officers shall meet promptly to discuss the matter submitted and to determine a resolution.  If the Executive Officers are unable to resolve the Dispute within [**] days after it is referred to them, then the Parties may pursue all other rights and remedies available to them under this Agreement and the matter may be brought by a Party as a Suit in a court of competent jurisdiction in accordance with Section 7.4 (Governing Law and Jurisdiction) hereof.

7.4.      Governing Law and Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision.  Any action, suit or other proceeding arising under or relating to this Agreement (a “Suit”) shall be brought in a court of competent jurisdiction in the Commonwealth of Massachusetts and the Parties hereby consent to the sole jurisdiction of the state and federal courts sitting in the Commonwealth of Massachusetts.  Each Party agrees not to raise any objection at any time to the laying or maintaining of the venue of any Suit in any of the specified courts, irrevocably waives any claim that Suit has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to any Suit, that such court does not have any jurisdiction over such Party. Notwithstanding any provision of this Agreement to the contrary, any Party may immediately initiate litigation in any court of competent jurisdiction to obtain temporary or preliminary equitable remedies, including temporary or preliminary injunctive relief as necessary to enforce such Party’s rights under this Agreement.

7.5.      Assignment and Successors.  This Agreement may not be assigned by a Party, whether by operation of law or otherwise, without the prior written consent of the other Party, except that each Party may make such an assignment without the other Party’s consent to a successor in interest of all or substantially all of the assigning Party’s assets or business, whether in a merger, consolidation, reorganization, acquisition, sale of asset, Change of Control or otherwise, provided that (a) the assigning Party shall provide the other Party with a written notice of such assignment, which notice shall include the identity of the assignee, transferee or controlling party and a copy of the assignment and assumption agreement or other documentary evidence sufficient to demonstrate compliance with this Section 7.5 (Assignment), within [**] days after such assignment or Change of Control, and (b) such assignee or transferee expressly agrees in writing to be bound by the terms and conditions hereof.  Failure of an assignee to agree to be bound by the terms hereof or failure of the assigning Party to notify the other Party and provide copies of assignment documentation as specified above shall constitute a material breach of this Agreement. Any attempted assignment in contravention of this Section 7.5 (Assignment) shall be null and void and shall constitute a material breach of this Agreement.  For clarity, it shall not be an assignment, delegation or subcontract for Broad to perform Sponsored Research through investigators or other personnel subject to the Operating Agreement.

7.6.      Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

7.7.      Amendment and Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each Party or, in the case of waiver, by the Party waiving compliance.  The delay or failure of either Party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same.  No waiver by either Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

7.8.      No Agency or Partnership. Nothing contained in this Agreement shall give either Party the right to bind the other, or be deemed to constitute either Party as agent for or partner of the other or any Third Party.

7.9.      Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of this Agreement shall not be affected.

7.10.    Force Majeure. Neither Party shall be responsible for delays resulting from causes beyond the reasonable control of such Party, including fire, explosion, flood, war, strike, or riot, provided that the nonperforming Party uses reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

7.11.    Interpretation. Each Party hereto acknowledges and agrees that:  (a) it or its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; (c) the terms and provisions of this Agreement shall be construed fairly as to both Parties hereto and not in favor of or against either Party, regardless of which Party was generally responsible for the preparation of this Agreement; (d) all references herein to “dollars” or “$” shall mean United States Dollars; and (e) the use of “include,” “includes,” or “including” herein shall not be limiting and “or” shall not be exclusive.

7.12.    Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

7.13.    No Security Interest. Company shall not enter into any agreement under which Company grants to or otherwise creates in any Third Party a security interest in this Agreement or any of the rights granted to Company herein.  Any grant or creation of a security interest purported or attempted to be made in violation of the terms of this Section 7.13 (Security Interest) shall be null and void and of no legal effect

7.14.    Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior agreements or understandings between the Parties relating to its subject matter.

7.15.    Counterparts. The Parties may execute this Agreement in two or more counterparts, which may be exchanged by electronic scan copies, each of which shall be deemed an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

7.16.    Press Release. Notwithstanding the provisions of Section 7.2, the Parties may agree on a public communications plan that shall define the nature and scope of the information relating to this Agreement and the relationship between the Parties that shall be disclosed publicly and may issue a press release in such form as is consistent with such communications plan and mutually acceptable to the Parties.  Each Party agrees that it will not issue a press release or other public statement without obtaining the prior written approval of the other Party.

[Signatures Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

THE BROAD INSTITUTE, INC.:		EDITAS MEDICINE, INC.:

By:	/s/ Issi Rozen	By:	/s/ Andrew Hack

Name:	Issi Rozen	Name:	Andrew Hack

Title:	Chief Business Officer	Title:	Chief Financial Officer

[Signature Page to Sponsored Research Agreement]

SCHEDULE 1

Defined Terms

“Acquisition Value” means, with respect to a Company Sale, the amount equal to the total gross non-contingent consideration paid or payable (regardless of whether such consideration is paid or payable in cash, stock, by assumption of debt or otherwise) by the acquirer (or its designees, successors or assigns, as applicable) in a Company Sale, with such amount grossed up for any applicable Deduction taken. For the purpose of determining Acquisition Value, the valuation of any securities or other non-cash assets paid or payable as consideration with respect to a Company Sale shall be determined by reference to the operative transaction agreement(s) for such Company Sale, provided that, if no such valuation is readily determinable from such operative transaction agreement(s), then:

(a) for securities primarily listed and quoted for trading on New York Stock Exchange, the NYSE Amex Equities (formerly the American Stock Exchange), the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or other securities exchange, the per share value shall be deemed to be the average of the closing prices of such securities on such exchange or market, as applicable, over the [**]-day period ending [**] days prior to the Company Sale Date;

(b) for securities primarily listed and quoted for trading on the OTC Bulletin Board or equivalent, the per share value shall be deemed to be the average of the closing bid prices over the [**]-day period ending [**] days prior to the Company Sale Date;

(c) for all other securities or for assets other than securities or cash, the value shall be determined in good faith by mutual agreement of Broad and Company (or Company’s acquirer or successor entity, as applicable). If the parties are not able to agree in good faith on such value within [**] days after payment of such securities or property, then such dispute will be handled pursuant to Section 7.3

(Dispute Resolution) of the Agreement.

“Affiliate” means, as to any Person, any other Person that controls, is controlled by, or is under common control with, such Person. For purposes of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct the management or policies of an organization or entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance, or otherwise. Without limiting the foregoing, control shall be presumed to exist when a Person (a) owns or directly controls more than fifty percent (50%) of the voting securities or other ownership interest of another Person or (b) possesses, directly or indirectly, the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the other Person.

“Applicable Product” means (i) any product that is based on or incorporates an Invention that is the subject of an exclusive license to Company under an Invention License Agreement or (ii) any gene editing, gene targeting or genomic medicine human therapeutic product, other than an [**] Product, that is based on or incorporates in whole or in part CRISPR Technology that is owned, co-owned or controlled by Broad and licensed to Company.

“Asset Sale” means the sale, lease, assignment, transfer, exclusive license or other disposition of all or substantially all of the assets of Company.

Schedule 1 - 1

“Average Market Capitalization” means the result of (a) the sum of the Market Capitalizations on each Trading Day during a specified period of time divided by (b) the number of Trading Days during such specified period of time.

“Change of Control” means, with respect to Company, (a) a merger or consolidation of Company with a Third Party which results in the voting securities of Company outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the owner of fifty percent (50%) or more of the combined voting power of Company’s outstanding securities other than through issuances by Company of securities of Company in a bona fide financing transaction or series of related bona fide financing transactions, or (c) the sale or other transfer to a Third Party of all or substantially all of Company’s assets or all or substantially all of Company’s business to which this Agreement relates.

“Closing Price” means, with respect to a particular date, the last reported sales price on (i) such date if such date is a Trading Day, or (ii) if such date is not a Trading Day, the most recent date prior to such date that is a Trading Day.

“Common Stock” means the common stock, par value $0.0001 per share, of Company.

“Company Sale” means (i) an Asset Sale to one or more Person(s), (ii) a Merger or (iii) an acquisition of at least [**] percent ([**]%) of Company’s shares by a Person or by a Group in a single transaction or a series of related transactions. Notwithstanding anything to the contrary, (a) any Person that controls, is controlled by, or is under common control with, Company shall not be a “Person” for the purpose of this definition, (b) any Group that is solely comprised of Persons that control, are controlled by, or are under common control with, Company shall not be a “Group” for the purpose of this definition, and (c) for the purpose of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means the (1) ownership or control of more than fifty percent (50%) of the voting securities or other ownership interest of another Person or (2) the possession, directly or indirectly, of the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the other Person.

“Company Sale Date” means the date of closing of a Company Sale.

“Company Sale Research Payment” means the amount equal to the sum of all Research Payments that (a) correspond to Value Triggers that are lower than or equal to the Company Sale Value Trigger and (b) are unpaid as of the day immediately prior to the Company Sale Date. By way of example, if Company has only paid the first two Research Payments to Broad as of the day immediately prior to the Company Sale Date, and the Company Sale Value Trigger is $[**], then the Company Sale Research Payment shall be $[**].

“Company Sale Value Trigger” means the lowest Value Trigger that (a) corresponds to a Research Payment that is unpaid and not due and payable under Section 3.3 (Achievement of Value Triggers) as of the day immediately prior to the Company Sale Date and (b) is higher than the Acquisition Value. By way of example, if the lowest Value Trigger under clause (a) of the foregoing sentence is $[**] and the Acquisition Value is $[**] then the Company Sale Value Trigger is $[**]. By way of further example, if the lowest Value Trigger under clause (a) of the foregoing sentence is $[**] and the Acquisition Value is $[**] then the Company Sale Value Trigger is $[**].

Schedule 1 - 2

“CRISPR Technology” means an enzymatically active or inactive endonuclease combined with a nucleic acid moiety that preferentially binds to a specified nucleic acid sequence and targets the endonuclease to the nucleic acid sequence, where either the endonuclease or nucleic acid moiety can be engineered and/or linked to an effector moiety.

“Deductions” means, with respect to a Company Sale, any amounts that are deducted from the gross proceeds, and thereby reduce the amount paid to the holders of capital stock of Company, including, without limitation: (a) amounts paid to investment bankers, accountants or attorneys in connection with the transaction, (b) severance or change of control payments made to employees or directors of Company, (c) payments made to a Third Party to pay off indebtedness, (d) liquidation preference payments or (e) amounts placed into escrow or a similar holdback.

“Enterprise Value” means, with respect to an entity, the equity value of such entity as determined in a Valuation Analysis.

“Exchange Act” means the United States Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“[**] Product” means a product that [**].

“FMV of Common Stock” means (a) if Company’s shares of Common Stock are Public Securities as of the applicable determination date, the Closing Price, or (b) if Company’s shares of Common Stock are not Public Securities as of the applicable determination date, the value determined by dividing (1) the Enterprise Value as determined in the most recent Valuation Analysis prior to such date by (2) the total number of issued and outstanding shares of Common Stock (assuming conversion of all outstanding stock other than common stock into common stock).

“Group” means two or more Persons acting as a partnership, limited partnership, syndicate or other group for the purposes of acquiring, holding, voting or disposing of the securities of a company.

“Issuance Date” means the date of issuance of any Promissory Note or any Note Shares.

“Market Capitalization” means, with respect to a particular Trading Day, the closing price per share of Common Stock on such Trading Day multiplied by the number of shares of Common Stock outstanding as set forth on the cover page in the most recent of (a) Company’s most recent quarterly report filed on Form 10-Q with the Securities and Exchange Commission under the Exchange Act or (b) Company’s most recent annual report filed on Form 10-K with the Securities and Exchange Commission under the Exchange Act, in each case (a) and (b) filed on or prior to such Trading Day. In the event that Common Stock are not Public Securities, Market Capitalization shall mean with respect to a particular Trading Day, the Enterprise Value of Company and any Affiliate(s) to which Company has materially contributed or transferred assets, as determined in the most recent Valuation Analysis prior to such date.

“Merger” means any merger or consolidation of Company with or into another Person where the pre-merger or pre-consolidation, as the case may be, stockholders of Company (or, in the event that there is a related tender offer for Company’s shares prior to the merger or consolidation by a Person or a Group that is a party to such merger or consolidation, the stockholders of Company immediately prior to the commencement of such related tender offer) do not own, immediately after such merger or consolidation,

Schedule 1 - 3

as the case may be, a majority of the total voting power represented by the outstanding voting securities of the surviving entity.

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

“Principal Trading Market” means the Trading Market on which the Common Stock is primarily listed on and quoted for trading, which, as of the Effective Date is the NASDAQ Global Select Market.

“Promissory Note” means a promissory note in the form attached hereto as Exhibit 3.5.

“Public Securities” means securities that are listed on a national securities exchange registered under the Exchange Act or if not listed on a national securities exchange registered under the Exchange Act, quoted on NASDAQ, OTCQB or other similar quotation system.

“Resale Registration Statement” means a registration statement on Form S-1 or Form S-3 filed by Company with the Securities and Exchange Commission under the Securities Act covering the resale by the Noteholders of Note Shares.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Trading Day” means (i) a day on which the Common Stock is listed or quoted and traded on its Principal Trading Market (other than the OTC Bulletin Board), or (ii) if the Common Stock is not listed on a Trading Market (other than the OTC Bulletin Board), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported in the “pink sheets” by Pink Sheets LLC (or any similar organization or agency succeeding to its functions of reporting prices).  In the event that Common Stock are not Public Securities, Trading Day shall mean a business day in Cambridge, Massachusetts.

“Trading Market” means whichever of the New York Stock Exchange, the NYSE Amex Equities (formerly the American Stock Exchange), the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or the OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

“Trigger Date” means [**].

“Trigger Date Value Trigger” shall have the meaning set forth in the definition of “Trigger Date” in this Schedule 1 (Defined Terms).

“Valuation Analysis” means, with respect to an entity, a valuation analysis of such entity conducted by an independent valuation expert for purposes of compliance with Section 409A and approved by the Board of Directors (or equivalent body) of such entity in good faith.  In the event that the Common Stock cease to be Public Securities during the Term and prior to the earliest of (a) the [**] anniversary of the Effective Date, (b) a Company Sale and (c) the payment by Company of all Research Payments that may

Schedule 1 - 4

become due hereunder, Company shall commission such a valuation analysis of Company and any Affiliate(s) to which Company has materially contributed or transferred assets no less frequently than once every six (6) months.

“Value Trigger” means each amount shown in the column labeled “Value Trigger” in Schedule 2 (Research Funding Payments).

The following terms shall have the meaning ascribed to them in the Sections set forth opposite such terms below:

Term	Section Reference
Agreement	Preamble
Application Information	Section 2.4.2
Broad	Preamble
Buy-In	Section 3.6.11
Buy-In Price	Section 3.6.11
Company	Preamble
Company License Option	Section 2.4.1
Confidential Information	Section 4.1
Confidential Information of Broad	Section 4.1
Confidential Information of Company	Section 4.1
Controlled	Section 2.4.1
Creditable Amount	Section 5.5.1
Deadline Date	Section 3.6.11
Disclosure Notice	Section 2.3
Dispute	Section 7.3
Effective Date	Preamble
Executive Officers	Section 7.3
Extension Notice	Section 2.4.2

Schedule 1 - 5

Term	Section Reference
Installment	Section 3.6.2.1
Institution Names	Section 7.2
Invention	Section 2.3
Invention License Agreement	Section 2.4.1
Maturity Date	Section 3.6.2.1
Negotiation Period	Section 2.4.2
Note Shares	Section 3.6.3
Noteholder	Section 3.6.1
Operating Agreement	Section 2.4.3
Option Notice	Section 2.4.2
Option Period	Section 2.4.2
Optioned IP	Section 2.4.1
Participating Institution	Section 2.4.3
Party	Preamble
Prosecution Costs	Section 2.4.2
Reports of Broad	Section 2.2
Representatives	Section 4.1
Research Funding	Section 3.1
Research Payment	Section 3.3
Rule 144	Section 3.6.10
Sponsored Research	Section 2.1
Suit	Section 7.4
Term	Section 6.1

Schedule 1 - 6

Term	Section Reference
Third Party	Section 2.4.1
Transfer Agent	Section 3.6.10

Schedule 1 - 7

SCHEDULE 2

Research Funding Payments

Value Trigger	Research Payment
[**]	US$5 million
[**]	US$7.5 million
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

Schedule 2 - 1

EXHIBIT 3.5

Form of Promissory Note

THIS NOTE AND ANY SHARES ACQUIRED UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER SUCH ACT OR PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

No. [_____]

EDITAS MEDICINE, INC.

PROMISSORY NOTE

$[_____]	Cambridge, Massachusetts
[_____], 20[__]

Editas Medicine, Inc., a Delaware corporation (the “Company”), for value received, hereby promises to pay to [_____] (the “Noteholder”) (collectively, the “Parties”), the principal sum of [_____] Dollars ($_________) on [_____], 20[__], and to pay interest from the date hereof on the unpaid balance of such principal amount from time to time outstanding at the rate of four and eight-tenths percent (4.8%) per annum, such interest to be due and payable on the same schedule as the principal amount of this Promissory Note (the “Maturity Date”).

Interest on this Promissory Note (the “Note”) shall be computed on the basis of a year of 365 days for the actual number of days elapsed.  All payments by the Company under this Note shall be in immediately available funds.

1.         Conversion; Payment for Notes in Stock of the Company.

1.1       General.  This Note shall, at the election of the Company, be subject to payment in common stock of the Company, par value $0.0001 per share (the “Common Stock”), as provided and subject to the requirements of Sections 3.6.3 through 3.6.12 of that certain Sponsored Research Agreement, dated [____________, 2018], by and between the Company and the Broad Institute, Inc. (the “Agreement”).  Notwithstanding the foregoing, the Company shall have no obligation to make such election to issue Note Shares (as defined in the Agreement) as payment for this Note.

1.2       Amount of Note Remaining Unpaid. In the event the Company converts a portion of the principal and interest payable under this Note into shares of Common Stock in accordance with Section 1.1 of this Note, the principal amount and accrued interest of this Note remaining unpaid by the Company immediately after the Noteholder’s receipt of any given Note Shares shall equal the original principal amount and accrued interest of this Note remaining unpaid by the Company immediately prior to the date of receipt of such Note Shares less the product of (i) the number of such Note Shares received by the Noteholder that the Company has notified the

Noteholder shall be considered payment of the principal or accrued interest, as applicable, on this Note times (ii) the FMV of Common Stock (as defined in the Agreement) on the day immediately prior to the date of receipt of such Note Shares.  For purposes of calculating interest on the principal amount of this Note remaining unpaid, each payment of a portion of the principal amount of this Note shall be deemed to have occurred on the Trading Day (as defined in the Agreement) immediately prior to the date of receipt by the Noteholder of Note Shares that the Company has notified the Noteholder are considered payment of the principal amount of this Note. If any principal amount of this Note or accrued interest remains unpaid on the Maturity Date of this Note, then the Company shall pay all such remaining principal and accrued interest within five (5) business days after such Maturity Date by paying cash to the Noteholder in an amount equal to such unpaid amounts, with interest calculated to such Maturity Date.

1.3       Fractional Shares.  No fractional shares of Common Stock shall be issuable upon conversion of this Note.

2.         Prepayment.  The Company may prepay this Note at any time, upon at least five (5) business days’ prior notice to the Noteholder, by paying to such Noteholder an amount in cash equal to any principal and accrued interest remaining unpaid under this Note, with interest calculated to the business day immediately prior to such payment.

3.         Default.  The entire unpaid principal of this Note and the interest then accrued on this Note shall become and be immediately due and payable, without any notice or demand of any kind or any presentment or protest, if any one of the following events shall occur and be continuing at the time of such demand, whether voluntarily or involuntarily, or, without limitation, occurring or brought about by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any governmental body:

3.1       If default shall be made in the payment of principal or interest on the Note, and if any such default shall remain unremedied for ten (10) days; or

3.2       If the Company (i) makes a composition or an assignment for the benefit of creditors or trust mortgage, (ii) applies for, consents to, acquiesces in, files a petition seeking or admits (by answer, default or otherwise) the material allegations of a petition filed against it seeking the appointment of a trustee, receiver or liquidator, in bankruptcy or otherwise, of itself or of all or a substantial portion of its assets, or a reorganization, arrangement with creditors or other remedy, relief or adjudication available to or against a bankrupt, insolvent or debtor under any bankruptcy or insolvency law or any law affecting the rights of creditors generally, or (iii) admits in writing its inability to pay its debts generally as they become due; or

3.3       If an order for relief shall have been entered by a bankruptcy court or if a decree, order or judgment shall have been entered adjudging the Company insolvent, or appointing a receiver, liquidator, custodian or trustee, in bankruptcy or otherwise, for it or for all or a substantial portion of its assets, or approving the winding-up or liquidation of its affairs on the grounds of insolvency or nonpayment of debts, and such order for relief, decree, order or judgment shall remain undischarged or unstayed for a period of sixty (60) days; or if any substantial part of the property of the Company is sequestered or attached and shall not be returned to the possession of the Company or such subsidiary or released from such attachment within sixty (60) days.

4.         General.

4.1       Successors and Assigns.  This Note, and the obligations and rights of the Company hereunder, shall be binding upon and inure to the benefit of the Company, the Noteholder, and their respective heirs, successors and assigns.

4.2       Restrictions on Transfer. This Note may not be transferred pursuant to Section 3.6.2.2 of the Agreement. The Company may not assign this Note without the consent of the Noteholder.

4.3       Amendments and Waivers.  Amendments or additions to this Note may be made or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), upon written consent of the Company and the Noteholder. The delay or failure of either the Company or the Noteholder at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same.

4.4       Currency.  All cash payments shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender therein for the payment of public and private debts.

4.5       Notices.  All notices, requests, consents and demands shall be made in writing and shall be mailed postage prepaid, or delivered by hand, to the Company or to the Noteholder at their respective addresses set forth below or to such other address as may be furnished in writing to the other party hereto:

If to the Noteholder:

If to Company:	Editas Medicine, Inc. 11 Hurley Street Cambridge, Massachusetts 02141 Facsimile: 617-494-0985 Attn: Chief Executive Officer Copy to: Legal Affairs

With a copy to:

WilmerHale 60 State Street Boston, MA 02019 Facsimile: 617-526-5000 Attn: Steven Barrett

4.6       Governing Law.  This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision. Any action, suit or other proceeding arising under or relating to this Note (a “Suit”) shall be brought in a court of competent jurisdiction in the Commonwealth of Massachusetts, and the Parties consent to the sole jurisdiction of the state and federal courts sitting in the Commonwealth of Massachusetts.  Each Party agrees not to raise any objection at any time to the laying or maintaining of the venue of any Suit in any of the specified courts, irrevocably waives any claim that Suit has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to any Suit, that such court does not have any jurisdiction over such Party.

IN WITNESS WHEREOF, this Note has been executed and delivered as a sealed instrument on the date first above written by the duly authorized representative of the Company.

EDITAS MEDICINE, INC.

Date:	By:
Name:
Title:

EXHIBIT 3.6.10

Form of Legend Removal Certificate – Resale with Effective Registration Statement

Date:  _______________________

Editas Medicine, Inc.

c/o WilmerHale

60 State Street

Boston, MA 02109

Attention:  Sharon Napolitano

Re:                Sale of Shares of Common Stock of Editas Medicine, Inc. (the “Company”) pursuant to the Registration Statement on Form S-3, as amended
(File No. 333- ________)(the “Registration Statement”)

Dear Sir/Madam:

The undersigned (the “Seller”) proposes to sell _____ shares (the “Shares”) of common stock of the Company pursuant to the Registration Statement.  To induce you to remove the restrictive legend or stop order in effect with respect to the Shares so that the Seller can consummate the sale of the Shares, the Seller hereby represents, warrants and agrees as follows:

1.         The certificate(s) or account(s) evidencing the Shares (the “Certificate”) are as follows:

Certificate or Account Number	Date	Number of Shares	Registered Holder

2.         If the Certificate represents a greater number of shares than those proposed to be sold at this time, it is understood that a new certificate for the balance of the shares which are not sold will be sent to the Seller with the same restrictive legend as is currently affixed to the Certificate.

3.         With respect to the offer and sale of the Shares, the Seller and any broker or dealer acting on the Seller’s behalf will comply with all applicable requirements of the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder.

4.         The Seller and any broker or dealer acting on the Seller’s behalf will comply with the plan of distribution set forth in the Company’s Prospectus dated ________ (the “Prospectus”).1

1       Include applicable prospectus supplements in the description of the Prospectus.

5.         The Seller is listed as a selling stockholder in the Prospectus.

6.         The Seller acknowledges that it is responsible for complying with all applicable laws, rules and regulations relating to the offer and sale of the Shares, including without limitation applicable “Blue Sky” or state securities laws.

The Company, its counsel and its transfer agent may rely upon the statements, representations and warranties made herein as if this letter had been addressed to them.

Very truly yours,

(Signature of Stockholder)

Please print or type name and address of Stockholder